May 5, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have audited the financial statements of the MP63 Fund as of and for the year ended February 29, 2020 and have issued our report thereon dated April 22, 2020. The MP63 Fund notified us of the termination of client-auditor relationship on May 31, 2020.

We have read the statements included within items i through v made by The MP63 Fund, included under Sub-Item 77K of Form N-CSR dated March 24, 2021, and we agree with such statements.

Sincerely,

/s/ WithumSmith+Brown, PC